Exhibit 13.11

Energy Hunter Resources Appoints Deirdre M. Sanborn

As Vice President Of Finance & Business Development

DALLAS, TX, April 5, 2017 — Energy Hunter Resources, Inc., an exploration and production company with a balanced portfolio of oil and natural gas properties located in the Permian Basin and Eagle Ford Shale regions and headquartered in Dallas, Texas (www.energyhunter.energy), today announced that it has appointed Deirdre M. Sanborn as Vice President of Finance and Business Development.

Gary C. Evans, Chairman and Chief Executive Officer of Energy Hunter Resources said, “It is a great pleasure for me to welcome Deirdre Sanborn to the Energy Hunter management team. Deirdre’s long history in our industry, as well as her experience within the financial sector for energy at some of the most accomplished financial institutions active in our industry, is a great compliment to our Company’s team of professionals. As we continue to build our asset base of properties located in the prolific Permian Basin and Eagle Ford Shale regions, Deirdre will play an instrumental role in assisting our team in identifying and evaluating potential acquisition opportunities.”

Evans continued, “At the same time, Deirdre’s previous role as a senior relationship manager provides her with the skills and tools required for a fast growing company such as Energy Hunter Resources. She was one of the bankers I worked with in the past that was associated with my first company, Magnum Hunter Resources, Inc., which was sold to Cimarex in June 2005 for approximately $2.2 Billion. While we have been very selective since forming the Company last year, management is currently in active negotiations on various property acquisitions which are located in both the Permian Basin and Eagle Ford Shale plays. With Deirdre’s experience, she will be able to assist management in our capital raising efforts as we begin to complete the closing of these transactions. Her ability to build and form relationships with potential industry partners, established investment bankers and key industry participants will present new opportunities for Energy Hunter as we build out our new enterprise. We anxiously look forward to working with Deirdre.”

Deirdre Sanborn is a financial expert with twenty-five years of experience. Prior to her role as executive director of investment banking and senior relationship manager at UBS Investment Bank, Sanborn served as the director of corporate lending and senior relationship manager at Fortis Bank from 1997 to 2009. From 1992 to 1997, Sanborn was a credit analyst in the capital markets department at Citicorp North America. Deirdre Sanborn is a registered financial advisor with the American Securities Administration Association.

Deirdre Sanborn, Vice President of Finance and Business Development, said, “I’m honored to join Gary and his team at Energy Hunter Resources. The Company is well positioned to take advantage of strategic opportunities in the oil & gas market to grow the company in a prudent, disciplined and focused fashion. I am confident our partnership will create significant value for shareholders and investors.”

About Energy Hunter Resources, Inc.

Energy Hunter Resources, Inc. is an independent oil company headquartered in Dallas, Texas with a mission to own and operate properties within some of the most prolific resource plays in the United States. Focusing on the Eagle Ford Shale and Permian Basin regions, our aim is to create substantial shareholder value through a balanced program of acquisitions and low-risk development and exploitation opportunities utilizing horizontal drilling and fracture stimulation technology.

Forward-Looking Statements

Energy Hunter Resources, Inc. can give no assurance that such expectations will prove to be correct. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the company’s actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: The success of the company’s exploration and development efforts; the price of oil, gas and other produced gasses and liquids; the worldwide economic situation; changes in interest rates or inflation; the ability of the company to transport gas, oil and other products; the ability of the company to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the company’s capital costs, which may be affected by delays or cost overruns; cost of production; environmental and other regulations, as the same presently exist or may later be amended; the company’s ability to identify, finance and integrate any future acquisitions; and the volatility of the company’s stock price. You are urged to carefully review and consider the cautionary statements and other disclosures. Forward-looking statements speak only as of the date of the document in which they are contained, and Energy Hunter does not undertake any duty to update any forward-looking statements except as may be required by law.

Legal Disclaimer

Energy Hunter Resources, Inc. has filed an offering statement on Form 1-A relating to its securities with the Securities and Exchange Commission but it has not yet become qualified. You may obtain a copy of the most recent version of the offering statement containing the preliminary offering circular with the following link: https://www.sec.gov/cgi-bin/browse-edgar?company=Energy+Hunter+Resources&owner=exclude&action=getcompany. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No money or other consideration is being solicited at this time with respect to such an offering, and if sent in response to these materials for such an offering, it will not be accepted. No securities may be sold, and no offer to buy securities can be accepted and no part of the purchase price can be received for an offering under Regulation A, until an offering statement is qualified by the U.S. Securities and Exchange Commission, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. An indication of interest made by a prospective investor in a Regulation A offering is non-binding and involves no obligation or commitment of any kind.